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                                                                   Exhibit 10.30
                           [Letterhead of LEXAR MEDIA]

November 9, 2001


Mr. Petro Estakhri
[Address]


Dear Mr. Estakhri:

This retention agreement (the "Retention Agreement") will set forth the binding agreement of employment effective as of September 1, 2001 regarding your employment with Lexar Media, Inc. ("LEXAR MEDIA"). As used in this Retention Agreement, "LEXAR MEDIA" shall refer to Lexar Media, Inc, or the surviving entity in a Corporate Transaction. You acknowledge and agree that this Agreement supersedes the terms set forth in your Employment Agreement dated August 20, 1997 or any other agreement whether oral or written to the extent inconsistent with the terms of this Retention Agreement. You specifically acknowledge and agree that the Lexar Media Inc. Employee Nondisclosure and Invention Assignment Agreement dated September 19, 1996 remains in full force and effect.

1. PAYMENTS AND BENEFITS AFTER INVOLUNTARY TERMINATION OR CONSTRUCTIVE TERMINATION EVENT IN THE ABSENCE OF A CORPORATE TRANSACTION

Except during a Post Transaction Period as provided in Section 2 below, following involuntary termination by Lexar Media other than for Cause (as defined below) or a voluntary resignation by you following a Constructive Termination Event (as defined below) by LEXAR MEDIA you will receive:

     (a) Your base salary in effect at the time of such termination continued for twelve (12) months;

     (b) Medical insurance and life insurance at the levels in effect at the time of such termination for twelve (12) months;

     (c) Your annual target bonus of fifty (50) percent of your salary paid as a lump sum at the end of the fiscal year and pro-rated up to the date of termination for the period you were eligible for any such bonus; provided that you will receive payment under this Section 1(c) only if you would have earned such bonus absent your termination, the determination of which will reflect and not be inconsistent with the level of bonus payments made to others for the same period;

     (d) All stock options which have been granted to you on or before September 1, 2001 shall become 100% vested, followed by a twelve (12) month period during which such options may be exercised, but in no event may such option be exercised after ten (10) years from the original grant of the option;

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     (e)  An additional eighteen (18) months vesting of any stock options granted to you by LEXAR MEDIA after September 2, 2001, followed by a twelve (12) month period during which such options may be exercised;

     (f) Additional vesting of the shares granted to you by LEXAR MEDIA pursuant to your Restricted Stock Purchase Agreement dated January 17, 2000 (the "Restricted Stock Purchase Agreement"), as set out in your Restricted Stock Purchase Agreement;

     (g) LEXAR MEDIA shall exercise its Repurchase Right as defined in Section 5 of your Restricted Stock Purchase Agreement, pursuant to which LEXAR MEDIA will repurchase all of your shares that are unvested as of your termination date at a price equal to the price at which you purchased such shares;

     (h) No further continuance of other benefits such as vacation, sick leave, and employee stock purchase plan participation, unless specified herein;

     (i) Eighteen (18) months in which to repay the principal and interest on any notes that you have with LEXAR MEDIA; and

     (j) Any cellular phone and notebook computer as then currently provided to you.

Notwithstanding any provisions in this Section 1 to the contrary, you shall not be entitled to the payments and benefits under Section 1 unless you (i) have executed a general release (in a form prescribed by LEXAR MEDIA) of all known and unknown claims that you may then have against LEXAR MEDIA or persons affiliated with LEXAR MEDIA and (ii) have agreed not to prosecute any legal action or other proceeding based upon any of such claims.

2. PAYMENTS AND BENEFITS AFTER TERMINATION OF EMPLOYMENT FOLLOWING A CORPORATE TRANSACTION

If at any time during the Post Transaction Period (as defined below) there is an involuntary termination of your employment other than for Cause (as defined below) or you voluntarily resign following a Constructive Termination Event (as defined below), then you will receive:

     (a) Your base salary in effect at the time of such termination continued for fifteen (15) months;

     (b) Medical and life insurance at the levels in effect at the time of termination for twelve (12) months;

     (c) Your annual target bonus of fifty (50) percent of your salary paid as a lump sum and pro-rated up to the date of termination for the period you were eligible for any such bonus but regardless of whether you would have earned such bonus prior to your termination;

     (d) All stock options which have been granted to you or purchased by you as of the date of such termination shall become 100% vested, followed by a six (6) month

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          period during which such options may be exercised, but in no event may such option be exercised after ten (10) years from the original grant of the option;

     (e) Additional vesting of the shares granted to you by LEXAR MEDIA pursuant to your Restricted Stock Purchase Agreement, as set out in your Restricted Stock Purchase Agreement;

     (f) All stock options or restricted stock which have been granted to you or purchased by you subsequent to a corporate transaction shall become 100% vested, followed by a six (6) month period during which such options may be exercised;

     (g) LEXAR MEDIA shall exercise its Repurchase Right as defined in Section 5 of your Restricted Stock Purchase Agreement, pursuant to which LEXAR MEDIA will repurchase all of your shares that are unvested as of your termination date at a price equal to the price at which you purchased such shares;

     (h) No further continuance of other benefits such as vacation, sick leave, and employee stock purchase plan participation, unless specified herein;

     (i) Eighteen (18) months in which to repay the principal and interest on any notes that you have with LEXAR MEDIA; and

     (j) Any cellular phone and notebook computer as then currently provided to you.

3.   PAYMENTS AND BENEFITS FOLLOWING A CORPORATE TRANSACTION

If at any time, a Corporate Transaction as defined below occurs, and you remain an employee of LEXAR MEDIA through the completion of the Corporate Transaction, then you shall receive the following:

     (a) A cash bonus of three hundred and twenty five thousand dollars ($325,000);

     (b) Immediately upon the occurrence of a Corporate Transaction, twenty-five percent (25%) of all unvested stock options and restricted stock which were previously granted to you shall become 100% vested immediately preceding such Corporate Transaction and shall remain exercisable pursuant to the terms of the original stock option grant agreement, or for six months, whichever is greater. The remaining seventy-five percent (75%) of all stock options and restricted stock which were previously granted to you prior to the Corporate Transaction will become vested nine (9) months after the completion of the Corporate Transaction and shall remain exercisable pursuant to the terms of the original stock option grant agreement, or for six months, whichever is greater.

4.   DEATH OR DISABILITY

If you die or are unable to perform your work because of disability, all stock options which were granted to you shall become 100% vested as of the date of such occurrence and shall be exercisable pursuant to the terms of your stock option agreement.

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5.   DEFINITIONS

For purposes of this Retention Agreement, the following definitions shall apply:

     (a) A "Corporate Transaction" is defined as (i) a merger or acquisition in which LEXAR MEDIA is not the surviving entity (except for a merger of LEXAR MEDIA into a wholly-owned subsidiary, and except for a transaction the purpose of which is to change the State in which LEXAR MEDIA is incorporated), (ii) the sale, transfer or other disposition of all or substantially all of the assets of LEXAR MEDIA, or (iii) any other corporate reorganization or business combination in which the beneficial ownership of 50% or more of LEXAR MEDIA's outstanding voting stock is transferred.

     (b) The "Post Transaction Period" is defined as commencing one month prior to the date of closing or effectiveness of a Corporate Transaction and continuing for eighteen (18) months following such date.

     (c) A "Constructive Termination Event" will be deemed to have occurred at the close of business on the fourteenth (14th) day after any of the following action(s) are taken by LEXAR MEDIA or the surviving entity or parent corporation in a Corporate Transaction and such action(s) are not reversed in full by LEXAR MEDIA or the surviving entity of a Corporate Transaction within such fourteen-day (14) period unless prior to the expiration of such fourteen-day (14) period you have otherwise agreed to the specific relevant event in writing: (i) your aggregate benefits are materially reduced (as such reduction and materiality are determined by customary practice within the high technology industry within the State of California) below those in effect immediately prior to the effective date of such Constructive Termination Event, and/or (ii) your duties and/or authority are materially decreased or increased from those in effect immediately prior to the effective date of such Constructive Termination Event, including but not limited to (a) your no longer acting as the Executive Vice President and Chief Technology Officer of LEXAR MEDIA in title and substance; (b) your no longer having direct management responsibility for all engineering functions of LEXAR MEDIA; or (c) your no longer reporting directly to the Chief Executive Officer of LEXAR MEDIA, in any case regardless of whether LEXAR MEDIA is a separate entity or a division of another entity following a Corporate Transaction; or (d) your no longer serving as a member of the Board of Directors of Lexar Media, in any case regardless of whether Lexar Media is a separate entity or a division of another entity following a Corporate Transaction; or (iii) you are required to perform your employment obligations (other than routine travel consistent with that prior to the effective date of such Constructive Termination Event) at a location more than twenty-five (25) miles away from your principal place of work as was in effect immediately prior to the effective date of such Constructive Termination Event

     (d) "Cause" is defined as (i) willful misconduct in the performance of your duties to the LEXAR MEDIA that has resulted or is likely to result in substantial and material damage to LEXAR MEDIA; (ii) commission of any act of fraud with respect to the LEXAR MEDIA; or
          (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the LEXAR

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          MEDIA. No act or failure to act by you shall be considered "willful"
          if done or omitted by Employee in good faith with reasonable belief that such action or omission was in the best interests of the LEXAR MEDIA.

6.   MISCELLANEOUS

     (a) As LEXAR MEDIA's relationship with employees is at-will, either you or LEXAR MEDIA may terminate the employment relationship at any time for any reason, with or without notice.

     (b) In the event of a dispute arising under or related to this letter, including any termination of your employment under this letter, you or LEXAR MEDIA may initiate for arbitration under the arbitration under the administration of the American Arbitration Association ("AAA"). Any arbitration hearing will be held in the vicinity of the LEXAR MEDIA location where you last performed services and will be held in accordance with the Employee Dispute Resolution rules of the AAA, within 60 calendar days of such filing or as may be extended upon the consent of the parties or their counsel. The arbitration shall be binding on both parties and may be entered as a judgment in any court of competent jurisdiction. Each party shall bear its own costs of arbitration including attorneys fees, unless you prevail in whole or in part, in which case LEXAR MEDIA will pay your costs of arbitration including reasonable attorney fees, pro-rated to the extent you prevail, and such shall be part of the award in the arbitration.

     (c) If, due to the benefits provided under this Agreement, you are subject to any excise tax due to the characterization of any amounts payable hereunder as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code, the Company agrees to "gross-up" the amount payable to you such that the net amount realizable by you is the same as if there was no such excise tax; provided, however, that the amount of gross-up will not exceed $150,000. Notwithstanding the foregoing, however, upon a Corporate Transaction, you may elect in your sole discretion, not to have any portion of such options or restricted stock vest in order to avoid any "excess parachute payment" under
          Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.

     (e) The provisions of this letter will be governed and construed with the laws of the State of California.

Agreed and Accepted:                            Sincerely,

                                                /s/ Eric Stang

/s/ Petro Estakhri                              Eric Stang
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Petro Estakhri

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